THE CLOROX COMPANY
POLICY REGARDING CLAWBACK OF INCENTIVE COMPENSATION

As Amended and Restated
Approval Date: November 14, 2023
Effective Date: October 2, 2023
The Management Development and Compensation Committee of the Board of Directors of The Clorox Company (the “Committee”) has determined that it is in the best interest of The Clorox Company (“CLX”) and its shareholders to implement this Policy Regarding Clawback of Incentive Compensation, as it may be amended from time to time (this “Clawback Policy”, which shall constitute the Restatement Clawback Policy in Part A and the Detrimental Conduct Policy in Part B). With respect to terms defined in both Part A and Part B of this Clawback Policy, the terms shall have the meaning assigned to them in each of Part A and Part B, as the context requires.
Part A: Restatement Clawback Policy Under Dodd Frank
I.Introduction
This Restatement Clawback Policy (the “Restatement Clawback Policy”) is intended to be construed to the greatest extent consistent with, and is subject to amendment from time to time as the Committee may deem necessary in order to comply with, the rules related to clawback as may be required by the New York Stock Exchange (the “NYSE”), the Securities and Exchange Commission (the “SEC”) or other applicable regulatory agency, (the “Clawback Rules”) with such amendments having retroactive effect to the greatest extent permitted by applicable law.
This Restatement Clawback Policy establishes and reserves the right of CLX and its subsidiaries (as such term is defined in Rule 405 under the Securities Act of 1933, as amended, collectively and together with CLX, the “Company”) to recoup Incentive Compensation (as defined below) made to Covered Employees (as defined below) in circumstances involving a Financial Restatement (as defined below).
This Restatement Clawback Policy is effective with respect to all Incentive Compensation (as defined below) received by a Covered Employee on or after the Effective Date, including such Incentive Compensation deemed to be received by such employee within the meaning of the Clawback Rules.
II.Administration
The Committee shall have full authority to administer this Restatement Clawback Policy. However, the Committee's discretion in the interpretation or application of the Restatement Clawback Policy shall only be permitted to the extent permitted by the Clawback Rules. Any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Restatement Clawback Policy. Subject to any limitation under applicable law (including all prohibition on discretion in the Clawback Rules), the Board of Directors of CLX and/or the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Restatement Clawback Policy (other than with respect to any recovery under this Restatement Clawback Policy involving such officer or employee).
III.Defined Terms
For purposes of this Restatement Clawback Policy:
•“Applicable Recovery Period” shall mean the three completed fiscal years immediately preceding the date CLX is required to prepare an accounting restatement, determined in accordance with Section 303A.14 of the NYSE Listed Company Manual, including any transition period as contemplated by Section 303A.14 of the NYSE Listed Company Manual.

•“Covered Employee” shall mean any individual who is (or was at any time during the Applicable Recovery Period) an executive officer of CLX (within the meaning of the Clawback Rules), whether or not such individual is aware of such individual’s status as a “Covered Employee”.
•“Financial Reporting Measure” shall mean any measure or measures that are determined and presented in accordance with the accounting principles used in preparing CLX's financial statements, and any measures that are derived wholly or in part from such measures (including stock price and total shareholder return, and regardless of whether such measure is presented within any financial statements or filed with the SEC).
•“Financial Restatement” shall mean CLX’s issuance of an accounting restatement due to the material noncompliance of CLX with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
•“Incentive Compensation” shall mean all compensation that is granted, earned, or vested wholly or in part upon the attainment of any Financial Reporting Measure.
•“Clawback” shall mean the recapture, recovery, cancellation or forfeiture of Incentive Compensation, whether or not such Incentive Compensation already has been vested or been paid.
IV.Clawback
a.Financial Restatement. On and after the Effective Date of this Restatement Clawback Policy, the Committee will reasonably promptly seek Clawback of any Incentive Compensation that was granted, promised, paid, earned, vested or otherwise awarded to a Covered Employee during the Applicable Recovery Period, but that is deemed to be erroneously awarded within the meaning of Section 303A.14 of the NYSE Listed Company Manual. Incentive Compensation is deemed received in the fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
b.Amount and Method of Clawback. In the event that Clawback is required, the Committee has discretion to determine the methods by which to carry out the Clawback. The Committee shall seek to recover Incentive Compensation received during the relevant period in excess of the amount that otherwise would have been paid had the compensation amount been determined based on the Financial Restatement, except to the extent permitted to be waived pursuant to the Clawback Rules (e.g., where such pursuit of recovery would be impracticable, which includes situations in which the direct expense paid to a third party to assist in enforcing the recovery would exceed the amount to be recovered, or affect the tax status of certain qualified retirement plans). All calculations of Clawback shall be done on a pre-tax basis, regardless of whether the Covered Employee can recover previously paid taxes. For Incentive Compensation based on stock price or total shareholder return where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the applicable Financial Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the NYSE). The Committee (or its duly authorized delegate, if applicable) will act in accordance with the listing standard and requirements of NYSE in the implementation of and compliance with this Restatement Clawback Policy, including with respect to any supplementary documentation that may be required in connection with determinations under this Restatement Clawback Policy. The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Restatement Clawback Policy. For the avoidance of doubt, recovery under this Restatement Clawback Policy with respect to a Covered Employee shall not require the finding of any misconduct by such Covered Employee or such Covered Employee being found responsible for the accounting error leading to a Financial Restatement.

c.Reporting and Disclosure. The Company shall file all disclosures with respect to this Restatement Clawback Policy in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.
V.General Provisions
The Committee, in its discretion, may modify or amend, in whole or in part, any or all of the provisions of this Restatement Clawback Policy, to the extent that the Restatement Clawback Policy remains in compliance with the Clawback Rules and the listing exchange standards. Nothing in this Restatement Clawback Policy is intended or should be deemed to limit or restrict the Company from providing for Clawback of Incentive Compensation under any circumstances, including as required by statute or the rules of any exchange on which shares of CLX are listed for trading.
In no event shall any Covered Employee be entitled to any indemnification or insurance coverage by the Company or advancement of litigation expenses for any disputes concerning Clawback or this Restatement Clawback Policy. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation from the application of this Restatement Clawback Policy or that waives the Company’s right to recovery of any erroneously awarded Incentive Compensation and this Clawback Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). Any such purported indemnification (whether oral or in writing) shall be null and void.
The provisions hereof are intended to be effective only to the maximum extent permitted by applicable law. In the event any provision of this Restatement Clawback Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law. This Restatement Clawback Policy shall be construed so as not to violate any contract, agreement, compensation plan, law or regulation. Nothing in this Restatement Clawback Policy is designed or intended to limit or restrict the Committee from taking any other action, including disciplinary or legal, as it deems appropriate.
This Restatement Clawback Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives, without regard to any acknowledgment of or execution of any agreement relating to the Restatement Clawback Policy by such individuals. Covered Employees shall be deemed to have accepted continuing employment on terms that include compliance with this Restatement Clawback Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Covered Employees who cease employment or service with the Company shall continue to be bound by the applicable terms of this Restatement Clawback Policy. Notwithstanding the foregoing, the Board of Directors or the Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Employee to agree to abide by the terms of this Restatement Clawback Policy.
Part B: Detrimental Conduct Clawback Policy
I.Introduction
The Committee has determined that it is in the best interest of CLX and its shareholders to implement this supplemental Detrimental Conduct Clawback Policy, as it may be amended from time to time (this “Detrimental Conduct Clawback Policy”, together with the Restatement Clawback Policy, the “Clawback Policy”).
This Detrimental Conduct Clawback Policy establishes and reserves the right of the Company to recoup Incentive Compensation (as defined below) made to Covered Employees (as defined below) in circumstances involving Detrimental Conduct (as defined below).
This Detrimental Conduct Clawback Policy applies with regards to circumstances only to the extent not covered in Part A of the Clawback Policy. The existence of this Detrimental Conduct Clawback Policy is not intended to result in the duplication of penalties.

This Detrimental Conduct Clawback Policy is effective with respect to all Incentive Compensation granted, promised or paid to a Covered Employee on or after the Effective Date.
II.Administration
The Committee shall have full discretionary authority to administer this Detrimental Conduct Clawback Policy, including discretionary authority to interpret and construe any and all of its provisions. The Committee will have full discretion, in the exercise of its judgment, to determine whether Detrimental Conduct has occurred or whether a Covered Employee’s fraud or intentional misconduct was a significant contributing factor and whether to pursue the Clawback of Incentive Compensation in connection therewith.
III.Defined Terms
For purposes of this Detrimental Conduct Clawback Policy:
•“Covered Employee” shall mean any individual who is (or was at any time during the three years preceding the Committee’s determination to exercise its right to Clawback) subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, in respect of CLX, all Clorox Executive Committee Members (regardless of whether such individual is or was an executive officer for purposes of the Clawback Rules), and such other employees of the Company as may be determined and notified by the Committee;
•“Detrimental Conduct” shall mean any conduct materially detrimental to the Company, including, but not limited to, the name, business interests or corporate, brand, business or other reputation of the Company;
•“Incentive Compensation” shall mean all bonuses, cash-based awards, equity-based awards or other incentive compensation granted, promised, paid, earned, vested or otherwise awarded by the Company, including, but not limited to, the proceeds of any sale of equity received as a result thereof; and
•“Clawback” shall mean the recapture, recovery, cancellation or forfeiture of Incentive Compensation, whether or not such Incentive Compensation already has been vested or been paid.
IV.Clawback
a.Detrimental Conduct. On and after the Effective Date of this Detrimental Conduct Clawback Policy, the Committee may, in its sole discretion, determine whether (or not) to seek Clawback of any Incentive Compensation, where in its judgment, a Covered Employee has engaged in Detrimental Conduct. The Committee may seek Clawback based on Detrimental Conduct at any time up to three years after the end of the fiscal year in which the Incentive Compensation in question vested or was paid to the Covered Employee.
b.Amount and Method of Clawback. If the Committee determines to exercise its right to Clawback of any Incentive Compensation, it may do so with respect to any amount (up to the full amount of Incentive Compensation received by a Covered Employee (before deduction of taxes)) with respect to Clawback under Section 4(a) hereof and by any method, as it determines in its sole discretion (including, without limitation, by withholding the amount of Incentive Compensation from other sums owed by the Company to a Covered Employee). In making these determinations, the Committee may take into account such considerations as it deems appropriate.
c.In addition, and without prejudice to the application of Part A of the Clawback Policy to the maximum extent required by applicable law, in circumstances involving a Financial Restatement (as defined in Part A of this Clawback Policy), the Committee, in its sole discretion, may apply the terms of this Clawback Policy (as contemplated under Part A, Part B or a combination thereof) to any member of the Clorox Executive Committee (regardless of whether such individual is or was an executive officer for purposes of the Clawback Rules (as defined in Part A of this Clawback Policy)) and any individual designated by the Committee in its sole discretion (and such individuals shall be deemed to be "Covered Employees" as contemplated by any provisions in any award or similar agreements that include provisions related to any clawback policy of the Company or its affiliates). The interpretation and application of this Clawback Policy with respect to such individuals shall be in the Committee’s sole discretion.
V.General Provisions
The Committee, in its discretion, may modify or amend, in whole or in part, any or all of the provisions of this Detrimental Conduct Clawback Policy and may suspend this Detrimental Conduct Clawback Policy from time to time. Nothing in this Detrimental Conduct Clawback Policy is intended or should be deemed to limit or restrict the Company from providing for Clawback of Incentive Compensation under any circumstances, including as required by statute or the rules of any exchange on which shares of CLX are listed for trading. Nothing in this Detrimental Conduct Clawback Policy is intended to supersede or limit the rights of the Company under any other policy, plan, agreement or arrangement concerning the matters addressed herein, whether adopted or in effect prior to, on or following the Effective Date, except as explicitly noted in such policy, plan, agreement or arrangement.
Notwithstanding the terms of any other policy, plan, agreement or arrangement concerning Incentive Compensation, in no event shall any Covered Employee be entitled to any indemnification by the Company or advancement of litigation expenses for any disputes concerning Clawback or this Detrimental Conduct Clawback Policy.
The provisions hereof are intended to be effective only to the maximum extent permitted by applicable law. In the event any provision of this Detrimental Conduct Clawback Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law. This Detrimental Conduct Clawback Policy shall be construed so as not to violate any contract, agreement, compensation plan, law or regulation. Nothing in this Detrimental Conduct Clawback Policy is designed or intended to limit or restrict the Committee from taking any other action, including disciplinary or legal, as it deems appropriate.
This Detrimental Conduct Clawback Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.

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